Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	David E. Gable
Senior Vice President and Chief Financial Officer
davidgable@KEMET.com
864-963-6484

KEMET Reports Increased Profitability for the 3rd Quarter

•                  Net Sales were $165.5 million, up 31% over same quarter last year (up 13% excluding the acquisition)

•                  Gross Margin improved to 23%

•                  Net Income was $12.3 million or $0.15 per share

Greenville, South Carolina (January 25, 2007) - KEMET Corporation (NYSE:KEM) today reported that net sales for the quarter ended December 31, 2006, were $165.5 million, which is slightly lower than the prior quarter and a 31% increase over the same quarter last year.  Net income before special charges was $12.3 million, or $0.15 per share, compared to $10.1 million, or $0.12 per share, last quarter and $6.1 million, or $0.07 per share, for the same quarter last year.  On a GAAP basis, net income was $5.3 million, or $0.06 per share, for the current quarter compared to net income of $0.8 million for the prior quarter and net income of $1.5 million for the same quarter last year.  KEMET also reports results before special charges because the results offer an alternative depiction of normal operations.  Comparisons to prior periods are as follows:

	Quarter Ended
	Dec 2006	Sep 2006	Dec 2005
	(In Millions, Except Per Share Data)
Net sales	$165.5	$166.5	$126.0

Before special charges and SFAS No. 123R (non-GAAP)
Net income	$12.3	$10.1	$6.1
Net income per diluted share	$0.15	$0.12	$0.07

After special charges and SFAS No. 123R (GAAP)
Net income	$5.3	$0.8	$1.5
Net income per diluted share	$0.06	$0.01	$0.02

“We continue to improve our financial performance by focusing on our customers and improving our product offerings,” stated Per Loof, Chief Executive Officer.  “Demand was steady across all regions and channels during the quarter, and pricing remained flat.”

“Gross margins improved to 23% even though sales in Asia Pacific continue to be a larger percentage of our sales as compared to the previous quarter.  This demonstrates that our previously initiated cost reduction programs are beginning to have the intended impact on the bottom line.  Our sales to customers in Asia Pacific as a percentage of total sales continued to increase during the quarter and now represent 45% of total sales as compared to 44% in the previous quarter.  Net income before special charges was $12.3 million as compared to $10.1 million for the previous quarter.”

“It has now been three quarters since the acquisition of the EPCOS tantalum business, and this acquisition continues to provide results accretive to the overall Company.  Sales for the newly acquired business were $23.1 million during the December quarter.  On September 30th, we finalized the second closing with EPCOS.  We have almost completed the full integration of this newly acquired business into the Company, and we are very pleased with the positive responses from our new customers.  During the third quarter, KEMET successfully transitioned the Evora, Portugal facility’s computer systems into KEMET computer systems.”

The Company will hold a conference call at 9:00 am ET Thursday, January 25, 2007, to discuss the earnings release. To access the call, participants in the United States should dial 1-800-416-8033, and participants outside the United States should dial 1-706-643-0979. Participants should reference “KEMET Corporation” and the Conference ID #: 5924994. In conjunction with the conference call, there will be a simultaneous live broadcast over the Internet, which can be accessed at http://www.KEMET.com/IR. A replay of the conference call will be available until midnight February 8, 2007, at the same link.

KEMET’s common stock is listed on The New York Stock Exchange under the symbol KEM. At the Investor Relations portion of the Company’s web site at http://www.KEMET.com/IR, users can subscribe to KEMET news releases and can find additional Company information.

OUR BUSINESS

The following statements are based on current expectations. These statements may contain forward-looking information, and consequently actual results may differ materially. Current global economic conditions make it particularly difficult at present to predict product demand and other related matters.

•      Sales of surface-mount capacitors were 88% of net sales, and sales of leaded parts were 12% of net sales for the December 2006 quarter.

•      By region, 31% of net sales for the December 2006 quarter were to customers in the Americas, 45% were to customers in Asia Pacific, and 24% were to customers in Europe.

•      By channel, 55% of net sales for the December 2006 quarter were to distribution customers, 22% were to Electronics Manufacturing Services customers, and 23% were to Original Equipment Manufacturing customers. Average selling prices for the December 2006 quarter, adjusted for changes in product mix, were basically flat.

•      Cash and short- and long-term investments in marketable securities increased $128.5 million to $254.2 million during the December 2006 quarter, from $125.7 million at September 30, 2006.  The increase was due to the Company’s previously announced convertible debt offering of $175 million, offset by the repurchase of $25.0 million of its common stock and the payment of $18.9 million relating to the second closing of the tantalum business of EPCOS.

•      During the December 2006 quarter, inventories increased $8.5 million to $145.9 million from $137.4 million at September 30, 2006.  Raw materials and supplies increased $6.2 million in the December 2006 quarter, and work in process and finished goods increased $2.3 million.  The increase in raw materials and supplies was primarily a result of the conversion of certain raw materials from consignment inventory to owned inventory.  This conversion resulted in the Company obtaining improved supplier pricing and terms of payment.  Even though inventory increased since last quarter, the inventory turns remained relatively flat.

	Fiscal Year Ended			Fiscal Quarter Ended
	Mar 2004	Mar 2005	Mar 2006	Mar 2006	Jun 2006	Sept 2006	Dec 2006
	(In Millions)
Raw materials and supplies	$59.8	$47.5	$45.7	$45.7	$46.7	$48.8	$55.0
Work in process and finished goods	69.2	86.4	79.4	79.4	85.4	88.6	90.9
Total inventory	$129.0	$133.9	$125.1	$125.1	$132.1	$137.4	$145.9

•      Capital expenditures for the December 2006 quarter were $13.8 million.  Depreciation and amortization expense in the quarter was $10.6 million.

	Fiscal Year Ended			Fiscal Quarter Ended
	Mar 2004	Mar 2005	Mar 2006	Mar 2006	Jun 2006	Sept 2006	Dec 2006
	(In Millions)
Additions to property, plant and equipment	$25.8	$39.6	$22.8	$7.8	$3.7	$8.9	$13.8

•      For fiscal year 2007, KEMET anticipates continuing our investments in key customer relationships through our direct sales and customer service professionals, as well as our investments in research and development, to maintain our competitive position in the capacitor industry. We continue to invest in research and development activities with a primary focus on organic polymer tantalum and high-capacitance ceramic capacitor technologies.

	Fiscal Year Ended			Fiscal Quarter Ended
	Mar 2004	Mar 2005	Mar 2006	Mar 2006	Jun 2006	Sept 2006	Dec 2006
	(In Millions)
SG&A	$51.2	$51.7	$49.7	$13.1	$23.9	$21.3	$21.2
R&D	$24.4	$26.6	$26.0	$7.4	$7.8	$7.5	$8.7

•      The increase in R&D costs reflects the Company’s continuing efforts to be the “Capacitance Company.”  KEMET introduced 54 new products during the quarter including 18 that were first to market.

•      The manufacturing moves to low-cost regions are substantially complete.  Two manufacturing operation moves still remain to be made.  One is the anode manufacturing move to Mexico, which is currently in process, and the other is the tantalum polymer manufacturing move to China, which was started in the fiscal first quarter 2007.  It is expected that both moves will be completed by the end of June 2007.

Summary of special charges in the December 2006 quarter:

Fiscal Quarter
Ended
December 2006
(In Millions)
Manufacturing relocation	$0.6
Reduction in workforce	1.2
Restructuring charges	1.8
EPCOS tantalum business unit integration	4.0
Impact of SFAS No. 123R “Share-Based Payment”	1.2
Special charges	$7.0

QUIET PERIOD

Beginning April 1, 2007, KEMET will observe a Quiet Period during which the information provided in this news release and the Company’s quarterly report on Form 10-Q will no longer constitute the Company’s current expectations. During the  Quiet Period, this information should be considered to be historical, applying prior to the Quiet Period only and not subject to update by the Company. The Quiet Period will extend until the day when KEMET’s next quarterly earnings release is published.

This release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. We intend that these forward-looking statements be subject to the safe harbor created by that provision. These forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and our plans, goals, and objectives. Our actual results may differ materially from these statements. These risks, trends, and uncertainties, which in some instances are beyond our control, include: risks associated with the cyclical nature of the electronics industry, the requirement to continue to reduce the cost of our products, the competitiveness of our industry, an increase in the cost of our raw materials, the location of several of our plants in Mexico, China, and Portugal, and the possible loss of key employees. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in these forward-looking statements will be realized. The inclusion of this forward-looking information should not be regarded as a representation by our Company or any person that the future events, plans, or expectations contemplated by our Company will be achieved. Furthermore, past performance in operations and share price is not necessarily predictive of future performance.

KEMET CORPORATION AND SUBSIDIARIES
CONSOLIDATED GAAP STATEMENTS OF OPERATIONS
(Dollars in Thousands Except Per Share Data)
Unaudited

	Three months ended		Nine months ended
	December 31,		December 31,
	2006	2005	2006	2005

Income Statement Data:
Net sales	$165,519	$125,988	$501,637	$356,700
Cost of goods sold	127,542	101,405	392,699	293,713
Selling, general and administrative expenses	21,207	12,245	66,373	36,545
Research and development	8,745	6,244	23,967	18,607
Restructuring charges	1,824	4,534	9,914	15,862

Operating income/(loss)	6,201	1,560	8,684	(8,027)

Interest expense	2,334	1,653	5,064	4,961
Interest income	(2,359)	(1,461)	(3,922)	(4,187)
Other (income)/expense	183	242	(820)	1,246
Income tax (benefit)/expense	710	(396)	1,594	(12,693)

Net income	$5,333	$1,522	$6,768	$2,646

Income Per Share Data:
Net income per share:
Basic	$0.06	$0.02	$0.08	$0.03
Diluted	$0.06	$0.02	$0.08	$0.03

Weighted-average shares outstanding:
Basic	84,831,102	86,753,132	86,281,801	86,673,139
Diluted	84,870,025	86,797,905	86,340,783	86,730,193

KEMET CORPORATION AND SUBSIDIARIES
PRO FORMA RECONCILIATION OF RESULTS BEFORE SPECIAL CHARGES TO GAAP RESULTS
(Dollars in Thousands, Except Per Share Data)
Unaudited

	Three months ended December 31, 2006
	Before
	Special	Special	See	GAAP
	Charges	Charges	Note	Results
Net sales	$165,519	$—		$165,519
Cost of goods sold	127,542	—		127,542
Selling, general and administrative expenses	16,015	5,192	(1)(2)	21,207
Research and development	8,745	—		8,745
Restructuring charges	—	1,824	(3)	1,824

Operating income/(loss)	13,217	(7,016)		6,201

Interest expense	2,334	—		2,334
Interest income	(2,359)	—		(2,359)
Other (income)/expense	183	—		183
Income tax (benefit)/expense	710	—		710

Net income/(loss)	$12,349	$(7,016)		$5,333

Income/(Loss) Per Share Data:
Net income/(loss) per share:
Basic	$0.15	$(0.09)		$0.06
Diluted	$0.15	$(0.09)		$0.06

Weighted-average shares outstanding:
Basic	84,831,102	84,831,102		84,831,102
Diluted	84,870,025	84,831,102		84,870,025

Notes:

(1) - EPCOS tantalum business unit integration costs were $4.0 million for the quarter ended December 31, 2006.

(2) - Includes the impact of $1.2 million related to the implementation of SFAS No. 123R “Share-Based Payment.”

(3) - Restructuring costs were $1.8 million as follows:

Manufacturing relocation	$0.6
Reduction in workforce	1.2
Total restructuring charges	$1.8

KEMET CORPORATION AND SUBSIDIARIES
PRO FORMA RECONCILIATION OF RESULTS BEFORE SPECIAL CHARGES TO GAAP RESULTS
(Dollars in Thousands, Except Per Share Data)
Unaudited

	Nine months ended December 31, 2006
	Before
	Special	Special	See	GAAP
	Charges	Charges	Note	Results
Net sales	$501,637	$—		$501,637
Cost of goods sold	392,699	—		392,699
Selling, general and administrative expenses	48,819	17,554	(1)(2)	66,373
Research and development	23,967	—		23,967
Restructuring charges	—	9,914	(3)	9,914

Operating income/(loss)	36,152	(27,468)		8,684

Interest expense	5,064	—		5,064
Interest income	(3,922)	—		(3,922)
Other (income)/expense	(980)	160	(4)	(820)
Income tax (benefit)/expense	1,594	—		1,594

Net income/(loss)	$34,396	$(27,628)		$6,768

Income/(Loss) Per Share Data:
Net income/(loss) per share:
Basic	$0.40	$(0.32)		$0.08
Diluted	$0.40	$(0.32)		$0.08

Weighted-average shares outstanding:
Basic	86,281,801	86,281,801		86,281,801
Diluted	86,340,783	86,281,801		86,340,783

Notes:

(1) - EPCOS tantalum business unit integration costs were $12.0 million for the nine months ending December 31, 2006.

(2) - Includes the impact of $5.6 million related to the implementation of SFAS No. 123R “Share-Based Payment.”

(3) - Restructuring costs were $9.9 million as follows:

Manufacturing relocation	$7.2
Reduction in workforce	2.7
Total restructuring charges	$9.9

(4) Write-off related to acquisition of EPCOS of $160 thousand.

KEMET CORPORATION AND SUBSIDIARIES
CONSOLIDATED GAAP BALANCE SHEETS
(Dollars in Thousands)
Unaudited

	December 31, 2006	March 31, 2006
ASSETS

Cash and cash equivalents	$208,499	$163,778
Short-term investments	—	4,889
Accounts receivable, net	109,879	68,457
Inventories	145,901	125,070
Prepaid expenses and other current assets	9,089	7,822
Deferred income taxes	5,930	4,647
Total current assets	479,298	374,663
Property, plant and equipment, net	342,669	253,303
Property held for sale	2,647	4,502
Long-term investments in marketable securities	45,670	67,195
Investments in affiliates	1,458	972
Goodwill	40,371	30,471
Intangible assets, net	14,658	12,506
Other assets	6,807	4,706

Total assets	$933,578	$748,318

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$20,000	$20,000
Accounts payable, trade	74,863	47,251
Accrued expenses	33,919	32,303
Income taxes payable	7,315	5,770
Total current liabilities	136,097	105,324
Long-term debt	238,757	80,000
Other non-current obligations	47,850	44,139
Deferred income taxes	6,661	6,152
Total liabilities	429,365	235,615

Common stock	881	881
Additional paid-in capital	320,007	315,500
Retained earnings	227,987	221,221
Accumulated other comprehensive income/(loss)	366	(2,343)
Treasury stock, at cost	(45,028)	(22,556)
Total stockholders’ equity	504,213	512,703

Total liabilities and stockholders’ equity	$933,578	$748,318